Exhibit 99.1

MRV Communications Announces Addition to Board of Directors

CHATSWORTH, Calif., February 29, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced that Glenn Tongue has been elected to the Company’s Board of Directors, effective February 23, 2012.   Tongue’s appointment increases the MRV Board of Directors to five members.

Tongue is a 20-year Wall Street veteran and brings extensive experience in global markets, and merger and acquisition transactions. Tongue is a general partner and co-manager of T2 Partners Management LLC and related entities.

“We are delighted to welcome Glenn to the MRV Board,” said Kenneth Traub, MRV’s chairman of the Board of Directors. “Glenn brings a wealth of experience and we are confident that he will be an important contributor as we execute on our strategic plan to maximize shareholder value.”

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com